Exhibit 99.1

Inuvo Reports 2012 First Quarter Financial Results; Hosts Conference Call Today

Company Reports Adjusted EBITDA of $212,000 and Revenue of $8.8 million

May 14, 2012 - New York, NY  - Inuvo® (NYSE Mkt: INUV) an Internet marketing and technology company specializing in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites, today announced its first quarter ending March 31, 2012. The Company’s consolidated financial statements as of March 31, 2012 include one month of operations and financial results of its Vertro subsidiary and  the costs of the merger, which became effective  on March 1, 2012.

Recent Highlights

●	Completed the merger with Vertro, Inc.
●	Achieved adjusted EBITDA of $212,000 with revenues of $8.8 million.
●	Reported $4.4 million of revenue for the first month of combined results.
●	Over 7 million ALOT Live Users and growing.
●	Reorganized the company around three distinct revenue-generating divisions: Software Search, Publisher Network and Partner Programs.
●	Focused resources to realize cost savings, as well as incorporate product synergies.
●	Successfully negotiated a $15 million Business Financing Agreement with Bridge Bank.

“We are pleased to announce positive adjusted EBITDA for the first quarter of 2012.  It is important to note that only one of the three months in this reported quarter represents combined operations on a financial reporting basis.  Further, the associated closing costs of the Vertro merger are included in our first quarter results, so we believe the first quarter results of 2012 are not indicative of the Company’s ongoing operations” commented Peter Corrao, President and CEO of Inuvo.

“We remain focused on the integration of the businesses and believe that our financial performance will continue to improve throughout 2012. During the remainder of the year, we plan to remain focused on generating revenue from our newly combined product lines, growing our Software Search segment and integrating and growing our Partner Programs segment, while realizing cost savings from the merger.”

Three Month Financial Results for the Quarter Ended March 31, 2012

Revenue was $8.8 million for the quarter ended March 31, 2012 compared to $11.8 million for the same quarter last year.  By segment, revenue in the current year quarter was $5.6 Million from Publisher Network, $1.8 million for Software Search and $1.4 million in Partner Programs or 64.2%, 20.2% and 15.6%, respectively, of total revenues, for the quarter.  The decrease was due to lower revenue in both the Publisher Network and Partner Programs segments. A decrease in the number of transactions driven through third party and company owned websites and a $238,000 chargeback by Yahoo! for advertiser refunds associated with low conversion traffic caused the lower Publisher Network revenue. The exiting of the telemarketing business last June is the primary reason for the lower Partner Program revenue.

Gross Profit decreased $2.0 million in the first quarter to $3.4 million compared to $5.4 million in the same quarter last year, and gross margins also decreased to 39% from 46% in the same quarter last year. The decrease in gross profit was due primarily to lower revenue within both the Publisher Network and Partner Programs segments.

Search Costs were approximately $650,000 lower in the first quarter of the current year compared to the same quarter last year due to the reduction of traffic the Company directed to websites it manages while it restarted its various campaigns that were put on hold while investigating low converting traffic. The lower spend on traffic was partially offset by advertising expense in the acquired Software Search segment.

Compensation and Telemarketing Expense was approximately $1.4 million lower in the current year quarter compared to the same quarter last year primarily due to the termination of the telemarketing business in June 2011.

Selling, General and Administrative Expense was approximately $550,000 higher in the current year quarter compared to last year, primarily due to the costs of closing the merger with Vertro this past March.

The Net Loss for the quarter ended March 31, 2012 was $1.9 million compared to a net loss of $1.4 million for the same period last year. The current year net loss includes one-time charges of approximately $436,000 for indirect closing costs related to the merger with Vertro. The last year quarter net loss included one-time net charges of approximately $118,000 for  settlements of litigation.

Adjusted EBITDA, a non-GAAP measure was approximately $212,000 in the first quarter of 2012 compared to approximately $202,000 in the same quarter last year.

As of March 31, 2012, Inuvo had 45 full time employees.

Conference Call Information

The Company will host a conference call today, Monday, May 14, 2012 at 4:30 p.m. Eastern Daylight Time.   Participants can access the call by dialing 877-941-2068 (domestic) or 480-629-9712 (international). In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. Live webcast: http://viavid.net/dce.aspx?sid=00009743
 A telephone replay will be available through Monday May 28, 2012.  To access the replay, please dial 877-870-5176 (domestic) or 858-384-5517 (international). At the system prompt, enter the code 4536399 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE Mkt: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, visit www.inuvo.com.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company’s plans, objectives, expectations, intentions with respect to future operations, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by Inuvo with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011.

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31,
	(Unaudited)	2011
Assets
Current assets:
Cash	$3,490,425	$4,413
Restricted cash	475,762	475,586
Accounts receivable, net	5,299,757	5,426,865
Intangibles, net - current	1,235,238	947,882
Other current assets	910,944	482,797
Total current assets	11,412,126	7,337,543
Property and equipment, net	3,339,250	1,590,011
Goodwill	6,062,750	1,776,544
Intangible assets	11,823,834	390,000
Other assets	162,730	2,243
Total assets	$32,800,690	$11,096,341

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Term and credit notes payable – current portion	$1,111,000	$452,000
Accounts payable	10,093,695	6,198,921
Deferred revenue	17,250	18,083
Accrued expenses and other current liabilities	3,132,302	2,523,176
Current liabilities of discontinued operations	100,000	160,000
Total current liabilities	14,454,247	9,352,180

Term and credit notes payable – long-term	3,889,000	2,454,303
Deferred tax liability	4,543,000
Other long-term liabilities	927,962	300,124
Total liabilities	23,814,209	12,106,607
		-
Total stockholders’ equity (deficit)	8,986,481	(1,010,266)
Total liabilities and stockholders’ equity (deficit)	$32,800,690	$11,096,341

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net revenue	$8,767,149	$11,793,495
Cost of revenue	5,347,751	6,371,466
Gross profit	3,419,398	5,422,029
Operating expenses:
Search costs	1,843,057	2,493,479
Compensation and telemarketing	1,296,565	2,672,277
Selling, general and administrative	1,985,463	1,435,166
Total operating expenses	5,125,085	6,600,922
Operating loss	(1,705,687)	(1,178,893)
Interest and other expenses, net	(166,701)	(471,469)
Net loss from continuing operations before taxes	(1,872,388)	(1,650,362)
Net (loss) income from discontinued operations	(1,709)	257,136
Net loss	$(1,874,097)	$(1,393,226)

Other comprehensive loss
Foreign currency	5,156	-
Total comprehensive loss	$(1,868,941)	$(1,393,226)

Per common share data:
Basic and diluted:
Net loss from continuing operations	$(0.13)	$(0.19)
Net income from discontinued operations	-	0.03
Net loss	$(0.13)	$(0.16)

Weighted average shares: (Basic and diluted)	14,431,201	8,558,790

By Segment: (unaudited)

	Three Months Ended March 31,
	2012	2011
Net revenue:
Publisher Network	$5,624,956	$9,850,062
Software Search	1,767,340	-
Partner Programs	1,374,853	1,943,433
Total	$8,767,149	$11,793,495

Gross profit:
Publisher Network	$1,241,195	$4,113,419
Software Search	1,452,308	-
Partner Programs	725,895	1,308,610
Total	$3,419,398	$5,422,029

INUVO, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net loss from continuing operations	$(1,872,388)		$(1,650,362)
Interest expense, net	166,701		96,960
Depreciation	329,849		414,534
Amortization	956,203		729,573
Stock based payments	195,419		611,285
	(224,216)		201,990
Plus Merger costs Adjusted EBITDA	$436,452 212,236	$	- 201,990
By Segment:
Publisher Network	$904,270		$1,487,292
Software Search	50,724		-
Partner Programs	1,056,492		627,169
Corporate	(1,799,250)		(1,912,471)
Adjusted EBITDA	$212,236		$201,990

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance.  We defined Adjusted EBITDA as net loss from continuing operations plus (i) interest expense, net, (ii) provision for taxes, (iii) depreciation and amortization, (iv) stock based payments, and (v) indirect costs incurred during the merger with Vertro.  These further adjustments are itemized above.  You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.  In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Contact:

Inuvo, Inc.
Wally Ruiz, 212-231-2000 ext 160
Chief Financial Officer
wallace.ruiz@inuvo.com

Michael Buchanan, 646-253-0606
Director, Investor Relations
michael.buchanan@inuvo.com

Or:

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net